EXHIBIT 99.1





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                           [WAYNE BANCORP LETTERHEAD]


Wayne Bancorp, Inc.                                  Contact:  Johanna O'Connell
Wayne, New Jersey                                              President
                                                               (973) 305-5500


                              For Immediate Release
                                 March 20, 1998


Wayne Bancorp, Inc. (Nasdaq: WYNE) announced today that its Board of Directors has determined that it is in the best interest of its stockholders to seek a sale or merger of the Company. The Company has engaged Sandler O'Neill to assist the Company in seeking a partner. Mr. Harold Cook, Chairman and CEO said "in connection with the solicitation of proxies for the annual stockholders meeting, it has become clear that a substantial number of stockholders, including those who support management of the Company, support a sale of the Company."

As a matter of policy, the Company does not intend to comment publicly concerning any proposals that may be received or any possible negotiations the Company may enter into in connection with any such proposals until the Company determines that public disclosure would be appropriate. At this time, it is not possible to determine whether the Company will receive any expression of interest that will be acceptable to the Company.